Exhibit 99.1
Contacts:

Media	Investors
Brad Bishop	Paul Blair	James T. Crines
574-372-4291	574-371-8042	574-372-4264
bradley.bishop@zimmer.com	paul.blair@zimmer.com	james.crines@zimmer.com
Zimmer Holdings, Inc. Announces Agreement to
Acquire Abbott Spine, an Innovator in Spinal Technology
(WARSAW, IN) September 4, 2008—Zimmer Holdings, Inc. (NYSE and SWX: ZMH) announced that certain of its subsidiaries have agreed to acquire the Abbott Spine business from Abbott for approximately $360 million in cash. Zimmer said it expects to fund the purchase price from cash on hand and borrowings under existing credit facilities.
The acquisition is expected to close in the fourth quarter of 2008. The boards of directors of both companies have approved the transaction, which is subject to regulatory approvals and other customary closing conditions. Stockholder approval is not required. Abbott Spine had 2007 revenues of $109 million. Zimmer Spine’s revenues for the same period were $197 million.
“This acquisition is another significant step in executing our strategies to position Zimmer for sustained growth in the future. We are excited to be adding a number of innovative products that round out the Zimmer Spine portfolio and help us build toward critical mass in this important business segment,” said David Dvorak, Zimmer President and CEO. “In addition to bringing great products and a promising pipeline, the Abbott Spine acquisition will add to our research and development capabilities in the spinal category and will strengthen our sales coverage.”
Abbott Spine was founded in 1996 and has U.S. headquarters in Austin, Texas, and an international facility in Bordeaux, France. Throughout its history, Abbott Spine has developed a series of innovative technologies and techniques to treat spine disease.

Among the key products are the InCompass® Pedicle Screw System; the Pathfinder® Minimally Invasive Pedicle Screw system; the Wallis® Interspinous Stabilizer System (available outside the U.S.); the Ant-Cer® Dynamic Cervical Plate; and the Universal Clamp®.
Zimmer Spine, which is based in Minneapolis, Minnesota, intends to maintain a presence at Abbott Spine’s Austin and Bordeaux sites. Abbott Spine has about 300 employees worldwide. “We have great respect for the talent and passion of the Abbott Spine organization. Combining our businesses will enable us to provide better product choice and improved customer service to spine and neuro surgeons as they seek the best solutions for their patients. We look forward to welcoming the Abbott Spine organization and their customers into the Zimmer family,” said Mr. Dvorak.
Zimmer expects the transaction to be approximately $0.03 dilutive to adjusted diluted earnings per share in the fourth quarter of 2008, between $0.08 and $0.10 dilutive in 2009 and neutral to slightly dilutive in 2010. These estimates exclude one-time charges related to the purchase price allocation for acquired inventory, restructuring and integration charges, as well as any in-process research and development charge incurred in connection with the transaction. The definitive purchase price allocation will be completed after the close of the transaction; however, Zimmer expects to record an in-process research and development charge of approximately $50 million in the fourth quarter and to step up the value of acquired inventory by approximately $25 million. Zimmer also expects to incur $40 to $50 million in restructuring and integration costs in connection with the transaction, primarily related to the integration of the separate global sales networks.
Zimmer intends to provide additional details about the Abbott Spine transaction during its third quarter 2008 investor conference call, which is scheduled for October 23, 2008.

About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer designs, develops, manufactures and markets orthopaedic reconstructive, spinal and trauma devices, dental implants, and related orthopaedic surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2007 sales were approximately $3.9 billion. The Company is supported by the efforts of approximately 8,500 employees worldwide.
###
For more information about Zimmer, visit www.zimmer.com
Zimmer Safe Harbor Statement
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, our compliance with the Deferred Prosecution Agreement through March 2009 and the Corporate Integrity Agreement through 2012, the impact of our enhanced healthcare compliance global initiatives and business practices on our relationships with customers and consultants, our market share and our overall financial performance, the success of our quality initiatives, the outcome of the informal investigation by the U.S. Securities and Exchange Commission into Foreign Corrupt Practices Act matters announced in October 2007, price and product competition, rapid technological development, demographic changes, dependence on new product development, the mix of our products and services, supply and prices of raw materials and products, customer demand for our products and services, control of costs and expenses, our ability to obtain and maintain adequate intellectual property protection, our ability to successfully integrate acquired businesses, our ability to form and implement alliances, international growth, our compliance with governmental laws and regulations affecting our U.S. and international businesses including regulations of the U.S. Food and Drug Administration and foreign government regulators and tax obligations and risks, the impact of suspending U.S. distribution of one of our key hip replacement products, product liability and intellectual property litigation losses, reimbursement levels from third-party payors, cost-containment efforts of healthcare purchasing organizations, our ability to retain the independent agents and distributors who market our products, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.